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                                                                  EXHIBIT 10.16

                              VALLEY MEDIA, INC.

                             EMPLOYMENT AGREEMENT

                                      for

                                JAMES P. MILLER

   This Employment Agreement ("Agreement") is entered into this 27th day of October, 2000, by and between JAMES P. MILLER ("Executive") and VALLEY MEDIA, INC., a California corporation ("the Company").

   WHEREAS, the Company desires to employ Executive to provide personal services to the Company and wishes to provide Executive with certain compensation and benefits in return for his services; and

   WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

   NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

   1. EMPLOYMENT BY THE COMPANY.

     1.1 This Agreement shall commence on October 1, 2000 and run for a period of three (3) years, and terminate on September 30, 2003.

     1.2 Subject to the terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Operating Officer, and Executive hereby accepts such employment effective as of October 1, 2000 ("the employment date"). During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the business of the Company.

     1.3 Executive shall serve in an executive capacity consistent with the Bylaws of the Company and as required by the Company's Board of Directors ("the Board"). Executive shall also serve as a member of the Board.

     1.4 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

   2. COMPENSATION.

     2.1 Salary. Executive shall receive, for services to be rendered hereunder, an annualized base salary of $300,000, payable in equal periodic payments during the term of this Agreement. It is further agreed between the parties that the Company shall review annually, and in light of such review may, at the discretion of the Board, increase such annual salary.

       (a) Executive shall additionally receive a bonus in the amount of $60,000 payable April 1, 2001.

     2.2 Restricted Stock. On the date of this Agreement, the Company shall award to Executive 100,000 shares of its Common Stock. These shares shall be shares of Common Stock of the Company which are authorized but unissued shares or shares acquired by the Company and held in its treasury. The Company will pay to Executive the amount of any income tax liability arising to Executive from the transfer of this Stock to Executive. It is the intent of the parties that Executive will receive the Stock herein on a gross-up basis without income tax liability.

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     2.3 Incentive Compensation. Effective with the fiscal year beginning
  April 1, 2001, the Board of Directors shall establish an incentive compensation plan based on a target of one hundred percent (100%) of Executive's salary. This plan will be consistent with other company incentive plans.

     2.4 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard company benefits and compensation practices which may be in effect from time to time and generally provided by the Company to its employees. Executive will, however, be entitled to these additional benefits:

       (a) Vacation. Executive shall receive three (3) weeks paid vacation per year.

       (b) Medical & Dental Insurance Coverage. The Company will provide medical and dental benefits for Executive and his family consistent with the standard company benefits available. The Company will pay the premiums for these benefits, and Executive will pay any deductible and co-payments under these plans.

     2.5 Relocation Expenses. The Company shall pay to Executive the following expenses in connection with Executive's relocation from Executive's current residence in Beaverton, Oregon, to the Sacramento area:

       (a) Transportation, fares, meals and lodging for Executive and his spouse from Executive's present residence to any new residence located near the new principal place of work.

       (b) Moving of Executive's household goods and personal effects of Executive and Executive's family from Executive's present residence to the new residence.

       (c) Lodging and meals for Executive and Executive's family for a reasonable period while occupying temporary living quarters located near the new principal place of work.

       (d) Round-trip travel, meals and lodging expense for Executive and Executive's family for a reasonable number of house-hunting trips to locate a new residence.

       (e) Expenses in connection with the sale of Executive's residence, including realtor fees, mortgage pre-payment penalties, termite inspector's fees, title insurance policy and revenue stamps, escrow fees, fees for preparing documents, state and local taxes, mortgage discount points, and seller's attorneys' fees, if any. The term "residence" shall mean the property occupied by Executive as his principal residence at the time of the transfer and does not include vacation homes, houseboats, boats or airplanes. All such payments made hereunder shall be paid on a gross-up basis with the Company paying to Executive an amount equal to any income tax liability arising from Company's payment hereunder.

       (f) In the event Executive's employment is terminated during the term of this Agreement for any reason other than for cause as set forth in Section 5.3 herein, or by voluntary termination as set forth in section 5.4, the Company will provide relocation expenses for Executive and his family back to Portland, Oregon only, in the amount of the actual cost of movement of Executive's household goods from Portland to Sacramento, plus costs incurred in selling Executive's home in Sacramento. Should Executive desire to relocate to any other location, the Company will not make any contribution toward moving expenses.

     2.6 Automobile. The Company shall provide to Executive a leased automobile of Executive's choice, with a value not to exceed manufacturer's suggested retail price of $55,000. The Company shall additionally provide all maintenance and operating costs.

     2.7 Attorneys' Fees. The Company shall pay or reimburse to Executive the reasonable fees and expenses of Executive's personal counsel for professional services rendered to Executive in connection with this Agreement and related matters.

     2.8 Expense Reimbursement. The Company shall reimburse Executive for reasonable expenses that Executive occurs in connection with his services for the Company contemplated by this Agreement on presentation by Executive of appropriate vouchers and receipts for such expenses to the Company.

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   3. PROPRIETARY INFORMATION OBLIGATIONS.

     3.1 Agreement. Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

     3.2 Remedies. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

   4. OUTSIDE ACTIVITIES.

     4.1 Except with the prior written consent of the Board, Executive will not, during the term of this Agreement, undertake or engage in any other employment, occupation or business enterprise other than those in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

     4.2 Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

     4.3 During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which is known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

   5. TERMINATION OF EMPLOYMENT.

     5.1 Termination Without Cause.

       (a) The Company shall have the right to terminate Executive's employment with the Company at any time without cause. For purposes of this section only, termination includes a significant change in job responsibilities, title or location.

       (b) In the event Executive's employment is terminated without cause, the Company shall continue to pay Executive's salary for one (1) year from the date of the termination. Executive will not continue to accrue vacation or sick leave. For a period of one (1) year, Executive will continue to receive medical and dental benefits.

       (c) If Executive elects to terminate his employment with the Company or its successor within six (6) months of a Change of Control (as defined below), Company or its successor shall continue to pay Executive's salary and medical and dental benefits for twelve (12) months.

     5.2 Change of Control. For purposes of this Agreement, "Change of Control" means the occurrence of one or more of the following events:

       (a) The Company sells substantially all of its assets to a single purchase or a group of associated purchasers;

       (b) At least fifty percent (50%) of the outstanding corporate shares of the Company are sold, exchanged or otherwise disposed of in one transaction; or

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       (c) There is a merger or consolidation of the Company in a transaction in which the Company's shareholders receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

     5.3 Termination for Cause.

       (a) The Company shall have the right to terminate Executive's employment with the Company at any time for cause.

       (b) "Cause" for termination shall mean: (i) indictment or conviction of any felony or of any crime involving dishonesty; or (ii) participation in any fraud against the Company.

       (c) In the event Executive's employment is terminated at any time for cause, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

     5.4 Voluntary or Mutual Termination.

       (a) Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive.

       (b) Except for a resignation as set forth in paragraph 5.1(c) above, in the event Executive voluntarily terminates his employment, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

     5.5 Permanent Disability. If during the period of employment Executive shall become permanently disabled, the Company shall pay Executive $230,000 for each year (and additional fractional portion of a year) from the date of disability to October 1, 2003, less any amounts paid or payable to Executive under any long-term disability plan or pension plan maintained by the Company providing for disability benefits. Amounts paid to Executive pursuant to this section shall be paid in substantially equal monthly payments.

     For the purposes of this section and this Agreement, "permanent disability" means inability to perform the services of President and Chief Operating Officer of the Company required under this Agreement due to physical or mental disability which continues for 180 consecutive days in any period of 12 months, and "date of disability" means the day following the close of such 180-day period. Evidence of such disability shall be certified by a physician acceptable to both the Company and Executive. Evidence of such disability as so certified shall be conclusive, notwithstanding that a disability policy, or clause in an insurance policy, covering employee shall contain a different definition of "permanent disability". If the Company and Executive cannot agree on such a physician or if Executive feels that he is unable to perform his duties under this Agreement, the question of whether Executive is "permanently disabled" within the meaning of this Agreement shall be submitted to a panel of three impartial and reputable physicians, one selected by the Company, one selected by Executive, and a third to be selected by the then President of the Medical Society for Yolo County, California. The panel's determination of Executive's ability to so perform shall be binding on the parties.

     For the purposes of this Agreement, the period of employment will be deemed to terminate on the day immediately preceding the date of disability.

   6. GENERAL PROVISIONS.

     6.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

     6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

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     6.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     6.4 Complete Agreement. This Agreement and its Exhibit constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by an officer of the Company.

     6.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     6.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     6.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder, and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

     6.8 Attorneys' Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

     6.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

   IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                          VALLEY MEDIA, INC.

                                                   /s/ Barnet J. Cohen
                                          By: _________________________________

Date: October 27, 2000

                                                   /s/ James P. Miller
                                          By: _________________________________

Date: October 27, 2000

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